Exhibit 10(c)
Lehman Brothers
Transaction

Date:	28 September, 2006

To:	Campbell Soup Company
1 Campbell Place, Box 29D
Camden, NJ 08103

Attention: William J. O’Shea — Vice President — Treasurer
Facsimile: (856) 342-4807
Telephone: (856) 342-3946

From:	Lehman Brothers Finance S.A.
c/o Lehman Brothers, Inc
Andrew Yare — Transaction Management Group
Facsimile: 646-885-9546 (United States of America)
Telephone: 212-526-9986
Ref. Numbers: Risk ID: [] / Effort ID: N[] / Global Deal ID: []
Dear Sir or Madam:
The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers Finance S.A. (“Party A”) and Campbell Soup Company (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is sent on behalf both Party A and Lehman Brothers Inc. (“LBI”)
This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of the Transaction. In the event of any inconsistency between the provisions of that agreement, or the Agreement, when executed, and this Confirmation, this Confirmation will prevail for the purpose of the Transaction.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern. The Transaction shall constitute a Share Forward Transaction for the purposes of the Equity Definitions.
The terms of the Transaction to which this Confirmation relates are as follows:

Agent:	LBI is acting as agent on behalf of Party A and Party B for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Trade Date:	September 28, 2006

Buyer:	Party B
LEHMAN BROTHERS FINANCE S.A.
TALSTRASSE 82 — P.O. BOX 2828 — CH-8021 ZURICH — SWITZERLAND
TELEPHONE (41-1) 287 88 42

Seller:	Party A

Shares:	Capital stock, par value $0.0375, of Party B, Ticker Symbol: (“CPB”)

Prepayment:	Applicable

Prepayment Amount:	USD 300,000,000

Prepayment Date:	One Exchange Business Day immediately following the Trade Date.

Additional Payment:	On the Prepayment Date, Party B shall pay to Party A an amount equal to USD 1,246,029.

Initial Hedge Period:	The period commencing one Schedule Trading Day immediately following the Trade Date and ending on the Exchange Business Day on which Party A completes the purchase of a number of Shares (the “Hedge Shares”) necessary to establish its initial hedge position with respect to the Transaction (such date, the “Hedge Period End Date”). On the first Scheduled Trading Day immediately following the Hedge Period End Date, Party A shall provide written notice (the “Confirmation Pricing Supplement”) to Party B in substantially the form attached hereto as Exhibit A, of the Hedging Price, the Minimum Shares and the first day of the Trading Period.

Hedging Price:	The arithmetic average of the 10b-18 VWAPs for all Trading Days during the Initial Hedge Period.

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Valuation:
Trading Period:	The period of consecutive Trading Days from and including the first Scheduled Trading Day following the Hedge Period End Date to and including June 29, 2007; provided that, if by the scheduled expiration of the Trading Period Party A has not completed the purchase of the Maximum Number of Shares because (i) one or more Scheduled Trading Days during the Trading Period was a Disrupted Day, (ii) a decrease occurred in the number of Shares that Party A was able to purchase on any Scheduled Trading Day in compliance with the limitation set forth in clause (b)(4) of Rule 10b-18 (as defined below), or (iii) Party A determines in its good faith reasonable discretion that it or its affiliates’ ability to purchase the Shares in connection with the Transaction may raise material risks under applicable securities laws or regulatory constraints, the Trading Period shall be extended until the Exchange Business Day on which Party A has
Risk ID: []/ Effort ID: [] / Global Deal ID: []

completed the purchase of the Number of Shares.

Trading Day:	Any Scheduled Trading Day that is not a Disrupted Day

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which the Exchange or any Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Party A’s ability to purchase the relevant number of Shares or effect any necessary hedging activity related to the Transaction.” Calculation Agent shall notify Party A and Party B of any determination made pursuant to this provision that such failure did not have a material impact on Party A’s ability to purchase the relevant number of Shares or effect any necessary hedging activity related to the Transaction prior to 9:00 A.M. (New York time) on the Scheduled Trading Day immediately following such determination.

Consequence of Disrupted Days:	Section 6.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following;

“If any of the days during the Trading Period are Disrupted Days, then the Trading Period shall be extended by a corresponding number of Scheduled Trading Days”

Valuation Time:	The close of trading on the Exchange, without regard to extended trading hours.

Valuation Date:	The last Trading Day of the Trading Period.

Settlement Terms:

Settlement Method Election:	Not Applicable

Physical Settlement:	Applicable

Settlement Currency:	USD

Forward Price:	The amount equal to (i) the arithmetic average of the 10b-18 VWAPs for all Trading Days in the Trading Period minus (ii) USD 0.45.

10b-18 VWAP:	For any Trading Day that is not a Disrupted Day, the 10b-18 volume-weighted average price at which the Shares trade as reported in the composite transactions for the principal United States securities exchange on which such Shares are then listed (or, if applicable, the Successor Exchange), as determined by referring to the Bloomberg Page “CPB.N <Equity> AQR SEC” (or any successor thereto), absent manifest error. For
Risk ID: []/ Effort ID: [] / Global Deal ID: []

any Trading Day that is a Disrupted Day or for any Trading Day that is not a Disrupted Day but on which a manifest error occurs with respect to the Bloomberg Page specified above, an amount determined in good faith by the Calculation Agent as 10b-18 VWAP.

Number of Shares to be Delivered:	The number of Shares equal to the difference between Share Amount minus the Minimum Shares.

Share Amount:	The quotient of the Prepayment Amount divided by the Forward Price; provided that if such quotient is (i) greater than the Maximum Shares, the Share Amount shall equal the Maximum Shares, and (ii) lesser than the Minimum Shares, the Share Amount shall equal the Minimum Shares.

Settlement Date:	Three Exchange Business Days following the Valuation Date.

Initial Shares:	The number of Shares equal to the product of (i) 75% multiplied by (ii) the quotient of (A) the Prepayment Amount divided by (B) the closing price per Share on the Exchange, as determined by the Calculation Agent as of the Valuation Time on the Trade Date.

Initial Share Delivery:	Party A shall deliver a number of Shares equal to the Initial Shares to Party B on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Initial Share Delivery Date:	One Exchange Business Day following the Trade Date

Minimum Shares:	Number of Shares equal to the greater of (i) the Initial Shares or (ii) the quotient of (i) the Prepayment Amount divided by (ii) 109.1% of the Hedging Price.

Minimum Share Delivery:	Party A shall deliver a number of Shares equal to the difference between (i) the Minimum Shares and (ii) the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Minimum Share Delivery Date:	Three Scheduled Trading Days following the Hedge Period End Date

Maximum Shares:	Number of Shares equal to the quotient of (i) the Prepayment Amount divided by (ii) 95.2% of the Hedging Price.

Share Adjustments:
Method of Adjustment:	Calculation Agent Adjustment
Risk ID: []/ Effort ID: [] / Global Deal ID: []

Extraordinary Events:
Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the fifth line thereof with the word “Shares”.
Consequences of Merger Events:
Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

The definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of Party B” in the third and fourth line thereof with “(a) greater than 10% and less than 100% of the outstanding Shares of Party B in the event that such Tender Offer is being made by Party B or any affiliate thereof or (b) greater than 20% and less than 100% of the outstanding Shares of Party B in the event that such Tender Offer is being made by any entity or person other than Party B or any affiliate thereof ”.

Consequences of Tender Offers:
Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:	The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market LLC (or their respective successors) and”.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).”
Risk ID: []/ Effort ID: [] / Global Deal ID: []

Announcement Event:	If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Date on the theoretical value of the Transaction (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Delisting:	The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ‘“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market LLC (or their respective successors)”

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by Party B shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Increased Cost of Stock Borrow:	Applicable

Section 12.9(a)(viii) of the Equity Definitions shall be
Risk ID: []/ Effort ID: [] / Global Deal ID: []

deleted in its entirety and replaced with the following:

“Increased Cost of Stock Borrow” means that the Hedging Party would earn a Stock Collateral Rate that is less than the Initial Stock Loan Rate. For greater certainty, the Stock Collateral Rate will be deemed to be less than the Initial Stock Loan Rate if the spread below the applicable floating rate increases.

Section 12.9 (b)(v) of the Equity Definitions is amended by deleting all references to “a rate equal to or less than the Initial Stock Loan Rate” and replacing them with “a Stock Collateral Rate that is equal to or greater than the Initial Stock Loan Rate”.

“Stock Collateral Rate” means the rate of return on collateral posted in connection with any Shares borrowed in connection with the Transaction, net of any costs or fees (including, for greater certainty, any lender’s borrow fees).

Initial Stock Loan Rate:	FED-FUNDS minus 25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment (as such term is defined in the Equity Definitions) due to an Increased Cost of Stock Borrow.

FED FUNDS:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Party A

Determining Party:	Party A shall be the Determining Party in connection with all Extraordinary Events

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments	Applicable
Regarding Hedging Activities:

Additional Acknowledgments:	Applicable

Miscellaneous:

Bankruptcy Code:	Without limiting any other protections under the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), the parties hereto intend for:

(a) The Transaction and the Agreement to be a “swap
Risk ID: []/ Effort ID: [] / Global Deal ID: []

agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 560, 561 and 562 of the Bankruptcy Code.

(b) A party’s right to liquidate the Transaction, to offset or net termination values, payment amounts or other transfer obligations and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement or the Transaction to constitute a “contractual right” as described in Sections 560 and 561 of the Bankruptcy Code.

(c) Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction or the Agreement to constitute “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

(d) All payments for, under or in connection with the Transaction or the Agreement, all payments for any securities or other assets and the transfer of such securities or other assets to constitute “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

Additional Representations, Warranties and Agreements of Party B:	In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that:

(a) (i) It is not entering into the Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning, may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it is authorized to enter into the Transaction and such action does not violate any laws of its jurisdiction of organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; and (iv) it has concluded that the Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) At all times until termination of the Transaction,
Risk ID: []/ Effort ID: [] / Global Deal ID: []

Party B is an “eligible contract participant” as the term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(c) Neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with the Transaction.

(d) Party B is not on the date hereof, in possession of any material non-public information regarding Party B.

“Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Party B.

(e) Each of its required filings under all applicable securities laws have been filed.

(f) Party B is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares).

(g) It is not, and, after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Additional Termination Events:	Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Party B shall be the sole Affected Party with respect to such Additional Termination Event if on any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares with a record date on or prior to the Valuation Date of (i) an extraordinary cash dividend, (ii) a regular quarterly cash dividend (A) in an amount greater than USD 0.20 per Share per quarter (quarterly dividends in such amounts, “Regular Quarterly Dividend”) or (B) with a record date five or more Exchange Business Days prior to or after the expected record dates for such Regular Quarterly Dividends (currently expected to occur on October 9, 2006, January 2, 2007, April 9, 2007 and July 9, 2007), (iii) securities or share capital of another issuer acquired or
Risk ID: []/ Effort ID: [] / Global Deal ID: []

owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent in a commercially reasonable manner.

Company Purchases:	Without the prior written consent of Party A, which shall not be unreasonably delayed or denied, Party B shall not (except through Party A or an affiliate thereof), and shall cause its affiliated purchasers (as defined in Rule 10b-18 of the Exchange Act) not to, directly or indirectly (including by means of a derivative instrument) enter into any transaction to purchase any Shares during the Initial Hedge Period and thereafter until all payments or deliveries hereunder have been made.

Set-Off and Netting:	Each party hereto agrees not to set-off or net amounts due from the other party hereto with respect to the Transaction hereunder against amounts due from such other party to such party under obligations other than Equity Contracts. Section 2(c) of the Agreement as it applies to payments due with respect to the Transaction hereunder shall remain in effect and is not subject to the first sentence of this provision. In addition, upon the occurrence of an Event of Default or Termination Event with respect to a party hereto as the Defaulting Party or the Affected Party (“X”), the other party hereto (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off or application effected under this provision. “Equity Contract” shall mean for purposes of this provision any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into USD at the rate of exchange at which such party would be able, acting in a reasonable
Risk ID: []/ Effort ID: [] / Global Deal ID: []

manner and in good faith, to purchase the relevant amount of such currency, and any obligation to deliver any non-cash property shall be converted into an obligation to deliver cash in an amount equal to the value of such property as of the Early Termination Date, as determined by Y; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this provision shall be effective to create a charge or other security interest. This provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

No Collateral	Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of Party B hereunder are not secured by any collateral.

Rule 10b-18:	Party A agrees to make all purchases of Shares during (i) the Initial Hedge Period and (ii) the Trading Period (other than purchases made by Party A as part of its dynamic adjustment of its hedge of the options embedded in the Transaction) in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(4) and (c) of Rule10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”) and in clause (b)(3) solely with respect to the Transaction and not any trades executed by Party A that are not related to the Transaction, as if such rule was applicable to such purchases.

Party B shall, at least one day prior to the first day of the Initial Hedge Period, notify Party A in writing of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in clause (b)(4) of Rule 10b-18 by Party B or any of its affiliates during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b- 18 purchase” and “blocks” each as defined in Rule 10b-18).

Rule 10b5-1:	It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5- 1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be
Risk ID: []/ Effort ID: [] / Global Deal ID: []

interpreted to comply with the requirements of Rule 10b5-1(c), and Party B shall take no action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (A) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases in connection with the Transaction, (B) during the Initial Hedge Period and the Trading Period, neither Party B nor its officers or employees shall, directly or indirectly, communicate any information regarding Party B or the Shares to any employee of Party A or its affiliates who is directly involved in hedging the Transaction and is listed in Schedule A hereto, as such list may be amended from time to time by Party A upon notice to Party B, (C) Party B is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Party B will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Party B also acknowledges and agrees that any amendment, modification or waiver of this Confirmation must be effected in accordance with the requirements for the amendment of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification or waiver shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Party B or any officer or director of Party B is aware of any material non-public information regarding Party B or the Shares.

Certain Payments and Deliveries:	Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Party B or Party A would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Party B or Party A would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Party B or Party A would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) a Nationalization, Insolvency or Delisting occurs and Party B or Party A would be required to make a payment pursuant to Section 12.6 of the Equity Definitions or (v) an Additional Disruption Event
Risk ID: []/ Effort ID: [] / Global Deal ID: []

occurs and Party B or Party A would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions, then in lieu of such payment, Party B shall have the right to deliver to Party A, or Party B shall have the right to require Party A to deliver to Party B, as the case may be, at the time such payment would have been due and in the manner provided under “Physical Settlement” in the Equity Definitions, a number of Shares (or, in the case of a Merger Event, common equity securities of the surviving entity or other consideration received by holders of Shares pursuant to such Merger Event) equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value per Share (or per unit of such common equity securities and/or such other consideration) of the Shares (or such common equity securities and/or other consideration) so delivered at the time of such delivery, as determined by the Calculation Agent in a commercially reasonable manner. For the avoidance of doubt, Party B shall have the right to issue unregistered Shares pursuant to this provision which shall be taken into account by the Calculation Agent in calculating the fair value of such unregistered Shares.

Maximum Number of Shares:	The number of Shares that may be issued at settlement, or otherwise, by Party B pursuant to the Transaction will be limited to the total Shares authorized but not outstanding, reduced by the total amount of contingently issuable Shares. In any event, the number of Shares issuable by Party B at settlement shall not exceed 25,000,000 Shares. If the number of Shares to be issued at settlement by Party B exceeds the limit in the preceding sentences, Party B will use its best efforts to obtain all necessary approvals to issue additional Shares to enable it to satisfy all obligations hereunder.

Payments on Early Termination:	Party A and Party B agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Transfer:	Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under the Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the full unconditional guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate.
Risk ID: []/ Effort ID: []/ Global Deal ID: []

Governing Law:	The laws of the State of New York, without reference to choice of law doctrine.

Termination Currency:	USD

Waiver of Trial By Jury:	Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with the Transaction, and acknowledges that this waiver is a material inducement to the other party’s entering into the Transaction hereunder.

Calculation Agent:	Lehman Brothers Inc.
Risk ID: []/ Effort ID: []/ Global Deal ID: []

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.
Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers Finance S.A.		Campbell Soup Company

By:	/s/ Markus Bormann	By:	/s/ William J. O’Shea
Name:	Markus Bormann	Name:	William J. O’Shea
Title:	Director	Title:	V.P. — Treasurer

By:	/s/ Anatoly Kozlov
Name:	Anatoly Kozlov
Title:	Authorized Signatory
Execution time will be furnished upon Counterparty’s written request.
Risk ID: []/ Effort ID: []/ Global Deal ID: []

SCHEDULE A
1.	Dmitry Noraev

2.	Omar Gzouli

3.	Arturo Ortiz de Zevallos

4.	Matthew Murphy
Risk ID: []/ Effort ID: []/ Global Deal ID: []

Lehman Brothers
EXHIBIT A
CONFIRMATION PRICING SUPPLEMENT

Global Deal Id:	2687480
This Confirmation Pricing Supplement is the Confirmation Pricing Supplement referred to in the Confirmation dated as of September 28, 2006 between Lehman Brothers Finance S.A. and Campbell Soup Company
For all purposes under the Confirmation, the following terms of the Confirmation shall be as specified below:

1.	Hedging Price:	USD36.3220

2.	Minimum Shares:	7,570,538

3.	First day of Trading Period:	October 23, 2006
Yours sincerely,
Lehman Brothers Finance S.A.

By:	/s/ Markus Bormann
Name:	Markus Bormann
Title:	Director

By:	/s/ Barbara Grob
Name:	Barbara Grob
Title:	Authorized Signatory
Execution time will be furnished upon Counterparty’s written request.
LEHMAN BROTHERS FINANCE S.A.
TALSTRASSE 82 — P.O. BOX 2828 — CH-8021 ZURICH — SWITZERLAND
TELEPHONE (41-1) 287 88 42